Exhibit 99.1

FLEETWOOD REPORTS RESULTS FOR SECOND QUARTER

AND FIRST SIX MONTHS OF FISCAL 2008

—Company Generates Better-Than-Expected Operating Results; Short-Term Outlook Is Cautious—

Riverside, Calif., December 6, 2007 — Fleetwood Enterprises, Inc. (NYSE:FLE) announced today its results for the second quarter and first half of fiscal 2008 ended October 28, 2007.

Consolidated revenues for the quarter were $490.1 million, down 7 percent from $526.6 million in last year’s second quarter. RV Group sales were off 9 percent, while Housing Group sales improved 2 percent. The Company generated operating income of $4.4 million in the current quarter, compared to an operating loss of $15.2 million in the prior year. The net loss for the quarter was reduced significantly to $1.2 million, or $0.02 per share, from a net loss of $20.4 million, or $0.32 per share, in the second quarter of fiscal 2007.

Operating income for the current quarter was negatively impacted by $3.1 million, or $0.05 per share, consisting of impairment write downs on idle facilities and restructuring costs, partially offset by gains from the sale of idle properties. The operating loss in the second quarter of fiscal 2007 included a net charge of $0.9 million, or $0.01 per share, consisting of restructuring costs offset by gains from selling idle properties.

“Our much-improved operating results despite lower revenues are encouraging,” said Elden L. Smith, Fleetwood’s president and chief executive officer. “Except for the revenue decline, virtually every other metric improved year over year, with motor home results being particularly strong. Our cost-cutting and capacity-consolidation initiatives are taking hold, allowing us to make further progress. Each of our operating divisions was profitable for the quarter except for the travel trailer unit, and its loss was cut by 42 percent compared with the prior year, despite a revenue decline of 54 percent.”

For the first six months of fiscal 2008, consolidated revenues declined 5 percent to $1.00 billion from $1.06 billion for the first half of fiscal 2007. RV Group sales were down 6 percent, while Housing Group sales improved slightly. Operating income for the first six months of fiscal 2008 was $10.4 million, compared to an operating loss of $23.5 million in last year’s corresponding period. The net loss for the first half of fiscal 2008 was reduced to $3.6 million, or $0.06 per share, compared with a net loss of $20.8 million, or $0.33 per share, last year.

RV Group Results

The RV Group posted operating income of $1.0 million on revenues of $333.4 million for the quarter, compared with an operating loss of $14.9 million on revenues of $364.6 million for the same quarter of the prior year. In the first six months of fiscal 2008, the Group reported operating income of $2.9 million on revenues of $692.6 million, versus an operating loss of $28.2 million on revenues of $735.8 million in the comparable period last year. Group operating results for the quarter were improved due to higher motor home sales, significantly lower labor costs in the motor home and travel trailer divisions, and lower warranty and service costs.

The motor home division generated operating income of $9.1 million in the second quarter, compared to an operating loss of $1.1 million in fiscal 2007, and the travel trailer division cut its operating loss to

$8.3 million from $14.4 million in the prior year period. Operating income for the folding trailer division was $0.3 million versus $0.6 million a year ago.

“The progress in the RV Group’s operating results, particularly in the motor home division, is noteworthy,” Smith said. “We shipped more units in both the Class A and Class C categories than last year, and have successfully introduced products in new markets for Fleetwood, including the more affordable and more fuel-efficient motor home segments. The downsizing in our travel trailer division over the past year has given rise to improved labor and material costs, resulting in higher gross margins despite lower revenues. At last week’s national RV trade show in Louisville, Kentucky, our dealers were upbeat. We received positive feedback on our new products, and had many dealers express interest in carrying our product lines. We believe they are well positioned to withstand economic headwinds, although they remain cautious.”

Housing Group Results

The Housing Group recorded a threefold increase in operating income for the second quarter to $4.7 million on revenues of $149.7 million, compared with operating income of $1.4 million on revenues of $147.0 million for the same quarter of the prior year. For the first half of the fiscal year, operating income for the Housing Group advanced to $9.7 million on $293.9 million in revenues, up from $3.5 million on revenues of $292.6 million for the first six months of last year.

“Considering that the manufactured housing market continues to be quite weak in many areas of the country, our results clearly demonstrate that the operating strategies we have put in place are working,” Smith said. “This quarter’s performance benefited from some modular business, most notably the military barracks that we are building for Fort Bliss, Texas. While turmoil persists in the conventional housing market, we are dealing with increased competition from discounted housing prices, as well as delayed sales of existing homes of those potential retirement customers who are looking to move to manufactured home communities. We believe that more disciplined lending criteria in the site-built market will eventually be of considerable help to the manufactured housing industry, which lost many customers because of attractive site-built mortgages that are no longer available. We continue to adjust our manufacturing capacity to better match demand. Our plants in Oregon and Washington have been consolidated, and during the third quarter our Gallatin, Tenn., plant will be relocated to Lafayette, Tenn., where we expect to achieve lower costs and greater efficiencies.”

Corporate Outlook

“Our third quarter includes three seasonally slow months, and the current environment in both of our industries is characterized by consumer and dealer caution, as well as very competitive pricing by manufacturers,” Smith said. “These factors will be most apparent in our motor home business, which enjoyed double-digit growth year over year in the first six months of the fiscal year. However, we continue to make operational progress in the face of challenging market conditions. We anticipate an operating loss in the third quarter that will be meaningfully lower than that of the prior year because of the aggressive steps we have taken to improve our cost structure and because our products are meeting with greater approval from dealers and retail customers alike.

“We generated cash from operations during the second quarter of $12.8 million, and ended the period with $72.2 million in cash and investments, which is quite similar to the level at this time last year,” Smith concluded. “We have ample liquidity for current operations and projected capital expenditures, and we are well within the limits of the requirements of our borrowing agreement.”

The Company will host a conference call at 10:30 a.m. PST/1:30 p.m. EST on Thursday, December 6, 2007. The call will be broadcast live over the Internet at www.streetevents.com, www.earnings.com, and the Company’s website, www.fleetwood.com under Investor Relations.

About Fleetwood

Fleetwood Enterprises, Inc., through its subsidiaries, is a leading producer of recreational vehicles and manufactured homes. This Fortune 1000 company, headquartered in Riverside, Calif., is dedicated to providing quality, innovative products that offer exceptional value to its customers. Fleetwood operates facilities strategically located throughout the nation, including recreational vehicle, manufactured housing and supply subsidiary plants. For more information, visit the Company’s website at www.fleetwood.com.

This press release contains certain forward-looking statements and information based on the beliefs of Fleetwood’s management as well as assumptions made by, and information currently available to, Fleetwood’s management. Such statements, including, but not limited to, the Company’s ability to post consistently better results, the expectation that tightened lending criteria in the site-built market will eventually help the manufactured housing industry, and the belief that industry recovery will lead to financial gains, reflect the current views of Fleetwood with respect to future events and are subject to certain risks, uncertainties, and assumptions, including risk factors identified in Fleetwood’s 10-K and other SEC filings. These risks and uncertainties include, without limitation, the lack of assurance that we will regain sustainable profitability in the foreseeable future; the effect of ongoing weakness in the manufactured housing market and more recent weakness in the recreational vehicle market; the effect of global tensions, volatile fuel prices, interest rates, employment trends, stock market performance, availability of financing generally, and other factors that can have a negative impact on consumer confidence, which in turn may reduce demand for our products, particularly recreational vehicles; the availability and cost of wholesale and retail financing for both manufactured housing and recreational vehicles; our ability to comply with financial tests and covenants on existing debt obligations; our ability to obtain the financing we will need in the future to execute our business strategies; the cyclical and seasonal nature of both the manufactured housing and recreational vehicle industries; expenses and uncertainties associated with the entry into new business segments or the manufacturing, development, and introduction of new products; the potential for excessive retail inventory levels in the manufactured housing and recreational vehicle industries; the volatility of our stock price; repurchase agreements with floorplan lenders, which could result in increased costs; potential increases in the frequency of product liability, wrongful death, class action, and other legal actions; and the highly competitive nature of our industries.

(tables to follow)

Fleetwood Enterprises, Inc.

CONDENSED CONSOLIDATED  STATEMENTS OF OPERATIONS

(Unaudited)

(Amounts in thousands, except per share data)

	13 Weeks Ended		26 Weeks Ended
	October 28, 2007	October 29, 2006	October 28, 2007	October 29, 2006
Net Sales:
RV Group	$333,380	$364,591	$692,633	$735,817
Housing Group	149,696	146,981	293,904	292,645
Supply Group	7,059	15,001	13,840	27,882
	490,135	526,573	1,000,377	1,056,344

Cost of products sold	405,844	453,058	839,511	909,575
Gross profit	84,291	73,515	160,866	146,769

Operating expenses	76,783	87,867	151,898	171,419
Other operating (income) expenses, net	3,110	874	(1,454)	(1,190)
	79,893	88,741	150,444	170,229

Operating income (loss)	4,398	(15,226)	10,422	(23,460)
Other income (expense):
Investment income	1,222	1,292	2,539	3,432
Interest expense	(6,669)	(6,058)	(12,185)	(12,831)
Other, net	—	—	—	18,530

	(5,447)	(4,766)	(9,646)	9,131
Income (loss) from continuing operations before income taxes	(1,049)	(19,992)	776	(14,329)
Benefit (provision) for income taxes	(96)	223	(3,901)	(4,771)
Loss from continuing operations	(1,145)	(19,769)	(3,125)	(19,100)

Loss from discontinued operations, net	(68)	(658)	(434)	(1,738)

Net loss	$(1,213)	$(20,427)	$(3,559)	$(20,838)

Basic and diluted loss per common share:
Loss from continuing operations	$(0.02)	$(0.31)	$(0.05)	$(0.30)
Loss from discontinued operations	—	(0.01)	(0.01)	(0.03)

Net loss per common share	$(0.02)	$(0.32)	$(0.06)	$(0.33)

Weighted average common shares	64,243	63,919	64,201	63,905

Fleetwood Enterprises, Inc.

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

(Amounts in thousands)

	October 28, 2007	July 29, 2007	October 29, 2006
ASSETS

Cash	$47,477	$26,536	$55,172
Marketable investments	24,754	24,466	23,505
Receivables	121,678	133,193	136,306
Inventories	183,591	183,809	197,382
Deferred taxes, net	7,239	7,239	13,197
Other current assets	9,499	12,806	15,941
Total current assets	394,238	388,049	441,503

Property, plant and equipment, net	175,958	187,058	204,874
Deferred taxes, net	44,283	44,283	52,274
Cash value of Company-owned life insurance, net	20,215	19,853	29,722
Goodwill	6,316	6,316	6,316
Other assets	40,240	41,572	40,045

Total assets	$681,250	$687,131	$774,734

LIABILITIES & SHAREHOLDERS’ EQUITY

Accounts payable	$41,293	$49,347	$59,411
Employee compensation and benefits	46,040	49,077	45,023
Federal and state income taxes	2,212	3,326	2,211
Product warranty reserves	41,453	44,244	44,997
Insurance reserves	20,149	19,324	17,588
Other short-term borrowings	10,056	4,884	20,661
Accrued interest	5,428	3,242	6,356
Other current liabilities	68,175	63,962	70,887
Total current liabilities	234,806	237,406	267,134

Deferred compensation and retirement benefits	25,840	28,240	34,637
Product warranty reserves	21,816	22,685	21,510
Insurance reserves	35,990	35,292	34,232
5% convertible senior subordinated debentures	100,000	100,000	100,000
6% convertible subordinated debentures	160,142	160,142	160,142
Other long-term debt	18,811	20,131	4,360

Total liabilities	597,405	603,896	622,015

Commitments and contingencies

Shareholders’ equity:
Common stock	64,250	64,241	63,969
Additional paid-in capital	495,754	494,289	490,863
Accumulated deficit	(478,753)	(477,540)	(406,071)
Accumulated other comprehensive income	2,594	2,245	3,958

Total shareholders’ equity	83,845	83,235	152,719

Total liabilities and shareholders’ equity	$681,250	$687,131	$774,734

Fleetwood Enterprises, Inc.

BUSINESS SEGMENT AND UNIT SHIPMENT INFORMATION

(Unaudited)

(Dollar amounts in thousands)

	13 Weeks Ended		26 Weeks Ended
	October 28, 2007	October 29, 2006	October 28, 2007	October 29, 2006
REVENUES:
Motor homes	$263,776	$230,645	$537,457	$455,873
Travel trailers	47,972	104,113	111,624	225,799
Folding trailers	21,632	29,833	43,552	54,145
RV Group	333,380	364,591	692,633	735,817
Housing Group	149,696	146,981	293,904	292,645
Supply Group	7,059	15,001	13,840	27,882

	$490,135	$526,573	$1,000,377	$1,056,344

OPERATING INCOME (LOSS):
Motor homes	$9,104	$(1,141)	$18,107	$(4,619)
Travel trailers	(8,334)	(14,361)	(15,759)	(24,338)
Folding trailers	269	604	600	806
RV Group	1,039	(14,898)	2,948	(28,151)
Housing Group	4,686	1,384	9,714	3,451
Supply Group	268	871	1,020	2,119
Corporate and other	(1,595)	(2,583)	(3,260)	(879)

	$4,398	$(15,226)	$10,422	$(23,460)

UNITS SOLD:
Recreational vehicles -
Motor homes	2,125	2,074	4,558	4,272
Travel trailers	2,225	5,935	5,611	13,119
Folding trailers	2,374	3,301	4,604	6,031
	6,724	11,310	14,773	23,422

Housing -
HUD	3,619	3,672	7,184	7,373
MOD	307	—	555	—
	3,926	3,672	7,739	7,373

Total Company shipments	10,650	14,982	22,512	30,795

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